Exhibit 99.1
November 4, 2009
Jack Wilson
i2 Technologies, Inc.
We write pursuant to Section 5.14 of the Agreement and Plan of Merger dated August 10, 2008 among our companies to apprise you of adverse developments concerning the Financing Commitment. There has been unprecedented decline in asset values and in the credit markets on which we rely. Our lenders have recently notified us that they have revised the terms on which they intend to provide financing for this transaction. These revised terms, in our judgment, create unacceptable risks and costs to the combined company.
As result, our board of directors believes that only through a significant reduction in the aggregate merger consideration would JDA be able to proceed with the transaction.
We request that i2 adjourn its shareholder meeting and promptly engage us in discussions about reducing the merger consideration. If i2 proceeds with its shareholder meeting as scheduled on November 6, 2008 and obtains a favorable vote for the current transaction, we believe it would not be possible to then negotiate an appropriate purchase price reduction and obtain shareholder approval of a revised transaction prior to the termination of our financing commitment on November 26, 2008. Accordingly, if i2 holds its shareholder meeting on November 6, JDA will be forced to exercise its discretionary right under Section 1.2 of the Agreement and Plan of Merger to use up to 60 days to continue to attempt to arrange the Debt Financing.
Our business and prospects remain sound, and we continue to believe in the strong strategic potential in a combination of our companies. We are eager to engage in appropriate discussions with you, and remain committed to a rational transaction notwithstanding the extraordinarily challenging business climate.
We look forward to your prompt reply and have attached the press release we will issue reflecting these developments.
Sincerely yours,
JDA Software Group, Inc.
Hamish Brewer
President and CEO